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                                                                    EXHIBIT 12.1


                   STATEMENT REGARDING COMPUTATION OF RATIOS

                            THE VANTIVE CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                 Fiscal Years Ended December 31,
                                                                 -------------------------------
                                                                     1995              1996
                                                                 -------------------------------

Ratio of Earnings to Fixed Charges:
   Earnings Before Fixed Charges and Income Tax..............       2,615              16,220
   Fixed Charges.............................................         340                 641

Ratio of Earnings to Fixed Charges...........................         7.7                25.3
                                                                  -------             -------
Earnings Before Fixed Charges and Income Tax:
   Net Income................................................       2,043              10,905
   Fixed Charges.............................................         340                 641
   Income Taxes..............................................         232               4,674
                                                                  -------             -------
Earnings Before Fixed Charges and Taxes......................       2,615              16,220
                                                                  =======             =======

Fixed Charges:
   Consolidated Interest Expense.............................          93                 159
   Estimated Interest Element in Rent Expenses...............         247                 482
                                                                  -------             -------
      Total Fixed Charges....................................         340                 641
                                                                  =======             =======


The consolidated ratios of earnings to fixed charges were computed by dividing earnings by the fixed charges. For computation of such ratios of earnings to fixed charges, earnings consist of net income, to which has been added fixed charges and income taxes of the Company and its subsidiaries. Fixed charges consist of consolidated interest expense and the estimated portion of rent expense deemed by the Company to be a reasonable approximation of the interest factor of rental payments under operating leases. For the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1997, earnings were insufficient to cover fixed charges by approximately $2,254,000, $3,697,000, $770,000 and $6,256,000, respectively.